Exhibit 4.7

Stock Purchase Contract Agreement
between
NATIONAL CITY CORPORATION
and
NATIONAL CITY PREFERRED CAPITAL TRUST I,
acting through The Bank of New York Trust Company, N.A.,
as Property Trustee
Dated as of January 30, 2008

Stock Purchase Contract Agreement

		Page
ARTICLE IV

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 4.1	Covenant Not to Consolidate, Merge, Convey, Transfer or Lease Property Except under Certain Conditions	17
Section 4.2	Rights and Duties of Successor Corporation	18
Section 4.3	Officers’ Certificate and Opinion of Counsel Given to Property Trustee	18

ARTICLE V

COVENANTS

Section 5.1	Performance under Stock Purchase Contracts	18
Section 5.2	Company to Reserve Preferred Stock	18
Section 5.3	Covenants as to Preferred Stock	18
Section 5.4	Statements of Officers of the Company as to Default	18
Stock Purchase Contract Agreement

-ii-

          This Stock Purchase Contract Agreement, dated as of January 30, 2008, between National City Corporation, a Delaware corporation (the “Company”), having its principal office at 1900 East Ninth Street, Cleveland, Ohio 44114, and National City Preferred Capital Trust I, a Delaware statutory trust (the “Issuer Trust”), acting through The Bank of New York Trust Company, N.A., a national banking association organized and existing under the laws of the United States, not in its individual capacity but solely as Property Trustee of the Issuer Trust (the “Property Trustee”).
Recitals of the Company
          The Company has duly authorized the execution and delivery of this Agreement.
          All things necessary to make the Stock Purchase Contracts (as defined herein) the valid obligations of the Company and to constitute these presents a valid agreement of the Company, in accordance with its terms, have been done.
          Now, therefore, this Stock Purchase Contract Agreement witnesseth: For and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 1.1 Definitions.
          For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) The terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular.
     (b) All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles that are generally accepted in the United States at the date or time of such computation; provided that when two or more principles are so generally accepted, it shall mean that set of principles consistent with those in use by the Company.
     (c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
     (d) Unless the context otherwise requires, any references to an “Article,” a “Section” or another subdivision refers to an Article, a Section or another subdivision, as the case may be, of this Stock Purchase Contract Agreement.
          “Additional Subordinated Notes” means the junior subordinated notes of the Company that may be issued to the Property Trustee as provided in Section 2.7(c).
          “Administrative Trustee” has the meaning specified in the Trust Agreement.
Stock Purchase Contract Agreement

          “Agreement” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.
          “APEX” has the meaning specified in the Trust Agreement.
          “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, Title 11 of the United States Code, as amended from time to time, or any other law of the United States that from time to time provides a uniform system of bankruptcy laws.
          “Board of Directors” means the board of directors of the Company or any committee of that board duly authorized to act hereunder.
          “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York, Cleveland, Ohio or Wilmington, Delaware are permitted or required by any applicable law to close.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” has the meaning specified in the Collateral Agreement.
          “Collateral Agent” means Wilmington Trust Company, as Collateral Agent under the Collateral Agreement until a successor Collateral Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent thereunder.
          “Collateral Agreement” means the Collateral Agreement, dated as of the date hereof, among the Company, the Issuer Trust (acting through the Property Trustee), the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Securities Registrar, as amended from time to time.
          “Common Stock” has the meaning set forth in the Indenture.
          “Company” means the Person named as the “Company” in the first paragraph of this Agreement until a successor shall have become such pursuant to the applicable provision of this Agreement, and thereafter “Company” shall mean such successor.
          “Contract Payments” means the payments payable by the Company on the Payment Dates in respect of each Stock Purchase Contract, at the rate of 3.271% per annum of the Stated Amount of each Stock Purchase Contract.
          “Custodial Agent” means Wilmington Trust Company as Custodial Agent under the Collateral Agreement until a successor Custodial Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent thereunder.
          “Deferred Contract Payments” has the meaning specified in Section 2.7(a).
          “Failed Remarketing” has the meaning specified in the Indenture.
          “Federal Reserve” means (i) the Board of Governors of the Federal Reserve System, as from time to time constituted, or if at any time after the execution of this Agreement the Federal Reserve is
Stock Purchase Contract Agreement

not existing and performing the duties now assigned to it, then the body or bodies performing such duties at such time, or the Federal Reserve Bank of Cleveland, or (ii) any successor Federal bank regulatory agency having primary jurisdiction over the Company.
          “Guarantee Agreement” means the Guarantee Agreement between the Company, as Guarantor and The Bank of New York Trust Company, N.A., as Guarantee Trustee named thereunder, dated as of the date hereof.
          “Holder” means a Holder (as such term is defined in the Trust Agreement) of Normal APEX or Stripped APEX.
          “Indenture” means the Junior Subordinated Indenture, dated as of November 3, 2006, between the Company and The Bank of New York Trust Company, N.A., as amended and supplemented by a First Supplemental Indenture, dated November 3, 2006, a Second Supplemental Indenture, dated May 25, 2007 and a Third Supplemental Indenture, dated as of August 30, 2007, and as further amended or supplemented from time to time with respect to the Notes.
          “Issuer Trust” means the Person named as the “Issuer Trust” in the first paragraph of this Agreement.
          “National City Bank” means National City Bank, or its successor.
          “National City Bank Deposit” means an interest-bearing deposit of cash or cash equivalent with National City Bank that (i) shall be made on the Remarketing Settlement Date, (ii) shall be payable on the Stock Purchase Date, (iii) shall bear interest at a market rate of interest established immediately prior to the first day of the applicable Remarketing Period and (iv) shall be established in the name of the Collateral Agent pursuant to an agreement naming the Collateral Agent as customer and providing that the bank’s jurisdiction for purposes of Article 9 of the Uniform Commercial Code is New York.
          “Normal APEX” has the meaning specified in the Trust Agreement.
          “Notes” has the meaning specified in the Trust Agreement.
          “Officers’ Certificate” means a certificate signed by the Chairman and Chief Executive Officer, President or a Vice President, and by the Treasurer, an Associate Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary of the Company or the duly authorized designee of the foregoing, and delivered to the Property Trustee.
          “Opinion of Counsel” means a written opinion of legal counsel, who may be counsel to the Company (and who may be an employee of the Company), and who shall be reasonably acceptable to the Property Trustee. An Opinion of Counsel may rely on certificates as to matters of fact.
          “Parity Securities” has the meaning specified in the Indenture Section 2.7(d).
          “Paying Agent” has the meaning specified in the Trust Agreement.
          “Payment Account” has the meaning specified in the Trust Agreement.
          “Payment Date” means (i) each June 10 and December 10 of each year occurring prior to the Stock Purchase Date, commencing in June 2008 and (ii) the Stock Purchase Date.
Stock Purchase Contract Agreement

          “Person” means any individual, corporation, partnership, association, joint venture or limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity of a similar nature.
          “Pledged Notes” has the meaning specified in the Collateral Agreement.
          “Pledged Securities” means the Pledged Notes and the Pledged Treasury Securities.
          “Pledged Treasury Securities” has the meaning specified in the Collateral Agreement.
          “Preferred Stock” means the Non-Cumulative Perpetual Preferred Stock, Series E, $100,000 liquidation preference per share with no par value per share, of the Company.
          “Proceeds” has the meaning specified in the Collateral Agreement.
          “Property Trustee” means The Bank of New York Trust Company, N.A., not in its individual capacity but solely as Property Trustee under the Trust Agreement until a successor Property Trustee shall have become such pursuant to the applicable provisions of the Trust Agreement, and thereafter “Property Trustee” shall mean the Person who is then Property Trustee thereunder.
          “Qualifying Treasury Securities” has the meaning specified in the Trust Agreement.
          “Redemption Price” has the meaning specified in the Trust Agreement.
          “Remarketing” means a remarketing of Notes pursuant to the Indenture.
          “Remarketing Agent” has the meaning specified in the Trust Agreement.
          “Remarketing Agreement” has the meaning specified in the Trust Agreement.
          “Remarketing Periods” has the meaning specified in the Indenture.
          “Remarketing Settlement Date” has the meaning specified in the Indenture.
          “Securities Act” means the Securities Act of 1933 and any successor statute thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
          “Securities Intermediary” means Wilmington Trust Company, as Securities Intermediary under the Collateral Agreement until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Securities Intermediary” shall mean such successor or any subsequent successor who is appointed pursuant to the Collateral Agreement.
          “Securities Registrar” means Wilmington Trust Company, as Securities Registrar under the Collateral Agreement until a successor Securities Registrar shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Securities Registrar” shall mean such successor or any subsequent successor who is appointed pursuant to the Collateral Agreement.
          “Senior and Subordinated Debt” has the meaning specified in the Indenture.
          “Stated Amount” means, with respect to any one Stock Purchase Contract, $100,000.
Stock Purchase Contract Agreement

          “Stock Purchase Contract” means a contract having a Stated Amount of $100,000 obligating (i) the Company to sell, and the Issuer Trust (acting through the Property Trustee) to purchase, one share of Preferred Stock for $100,000 on the Stock Purchase Date and (ii) the Company to pay Contract Payments to the Issuer Trust, in each case on the terms and subject to the conditions set forth in Article II and Article V.
          “Stock Purchase Date” means the first to occur of any March 10, June 10, September 10 or December 10, or if any such day is not a Business Day, the next Business Day, after (i) the Remarketing Settlement Date or (ii) the Remarketing Period of a Failed Remarketing.
          “Stripped APEX” has the meaning specified in the Trust Agreement.
          “Successful” has the meaning specified in the Indenture.
          “Termination Date” means the date, if any, on which a Termination Event occurs or the Company redeems all the Notes prior to the Stock Purchase Date in accordance with the Indenture.
          “Termination Event” means the occurrence of any of the following events at any time on or prior to the Stock Purchase Date:
          (i) a judgment, decree or court order shall have been entered granting relief under the Bankruptcy Code, adjudicating the Company to be insolvent, or approving as properly filed a petition seeking reorganization or liquidation of the Company or any other similar applicable federal or state law and if such judgment, decree or order shall have been entered more than 90 days prior to the Stock Purchase Date, such decree or order shall have continued undischarged and unstayed for a period of 90 days;
          (ii) a judgment, decree or court order for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the termination or liquidation of its affairs, shall have been entered and if such judgment, decree or order shall have been entered more than 90 days prior to the Stock Purchase Date, such judgment, decree or order shall have continued undischarged and unstayed for a period of 90 days; or
          (iii) the Company shall file a petition for relief under the Bankruptcy Code, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization or liquidation under the Bankruptcy Code or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.
          “Trust Agreement” means the Amended and Restated Trust Agreement, dated as of the date hereof, among the Company, as Depositor, The Bank of New York Trust Company, N.A., as Property Trustee, BNYM (Delaware), as Delaware Trustee and the Administrative Trustees (each as named therein) and the several Holders (as defined therein).
          “Underwriting Agreement” means the Underwriting Agreement, dated January 23, 2008, as supplemented by the Supplemental Underwriting Agreement, dated January 24, 2008, among the Company, the Issuer Trust and Goldman, Sachs & Co.
          “Vice President” means any vice president, whether or not designated by a number or a word or words added before or after the title “Vice President.”
Stock Purchase Contract Agreement

Section 1.2 Form of Documents Delivered to Property Trustee.
          (a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents. Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which its certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
          (b) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.
Section 1.3 Notices.
          Any notice or communication is duly given if in writing and delivered in Person or mailed by first-class mail (registered or certified, return receipt requested), telecopier (with receipt confirmed) or overnight air courier guaranteeing next day delivery, to the others’ address; provided that notice shall be deemed given to the Property Trustee only upon receipt thereof:
          If to the Issuer Trust or the Property Trustee:
The Bank of New York Trust Company, N.A.,
           as Property Trustee of National City Preferred Capital Trust I
2 North LaSalle St.
Suite 1020
Chicago, IL 60602
Attention: Corporate Trust Administration
          If to the Company:
National City Corporation
1900 East Ninth Street,
Cleveland,
Ohio 44114
Attention: General Counsel
Stock Purchase Contract Agreement

          If to the Collateral Agent:
Wilmington Trust Company,
           as Collateral Agent
183Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration
Section 1.4 Effect of Headings and Table of Contents.
          The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
Section 1.5 Successors and Assigns.
          All covenants and agreements in this Agreement by the Company and the Issuer Trust shall bind their respective successors and assigns, whether so expressed or not.
Section 1.6 Separability Clause.
          In case any provision in this Agreement shall be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.
Section 1.7 Benefits of Agreement.
          Nothing contained in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors and assigns hereunder and, to the extent provided hereby, the holders of Senior and Subordinated Debt and any Paying Agent, and in the case of Section 1.10 and 2.2(c) only the Collateral Agent any benefits or any legal or equitable right, remedy or claim under this Agreement.
Section 1.8 Governing Law; Submission to Jurisdiction.
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof. The Company and the Issuer Trust hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and the courts of the State of New York (in each case sitting in New York County) for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Issuer Trust irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
Section 1.9 Legal Holidays.
          (a) In any case where any Payment Date shall not be a Business Day (notwithstanding any other provision of this Agreement), Contract Payments or other distributions shall not be paid on such date, but Contract Payments or such other distributions shall be paid on the next succeeding Business Day
Stock Purchase Contract Agreement

with the same force and effect as if made on such Payment Date. No interest shall accrue or be payable by the Company or to the Property Trustee (on behalf of the Issuer Trust) for the period from and after any such Payment Date on such successive Business Day.
          (b) In any case where the Stock Purchase Date shall not be a Business Day (notwithstanding any other provision of this Agreement), the Stock Purchase Contracts shall not be performed and shall not be effected on such date, but the Stock Purchase Contracts shall be performed on the next succeeding Business Day with the same force and effect as if made on such Stock Purchase Date.
Section 1.10 No Waiver.
          No failure on the part of the Company, the Property Trustee, the Collateral Agent, the Securities Intermediary or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company, the Property Trustee, the Collateral Agent, the Securities Intermediary or any of their respective agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
Section 1.11 No Consent to Assumption.
          The Property Trustee for and on behalf of the Issuer Trust hereby expressly withholds any consent to the assumption under Section 365 of the Bankruptcy Code or otherwise, of the Stock Purchase Contract by the Company or its trustee, receiver, liquidator or a Person performing similar functions in the event that the Company becomes the debtor under the Bankruptcy Code or subject to other similar state or Federal law providing for reorganization or liquidation.
Section 1.12 No Recourse
          It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by The Bank of New York Trust Company, N.A., not individually or personally but solely as Property Trustee of the Issuer Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, warranties, covenants, undertakings and agreements herein made on the part of the Issuer Trust is made and intended not as personal representations, warranties, covenants, undertakings and agreements by The Bank of New York Trust Company, N.A. but is made and intended for the purpose of binding only the Issuer Trust, (c) nothing herein contained shall be construed as creating any liability on the part of The Bank of New York Trust Company, N.A., individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall The Bank of New York Trust Company, N.A. be personally liable for the payment of any indebtedness or expenses of the Issuer Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer Trust under this Agreement or any other related documents.
     Section 1.13 Incorporation by Reference.
          In connection with its appointment and acting hereunder, the Property Trustee is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to it under the Trust Agreement.
Stock Purchase Contract Agreement

     Section 1.14 Force Majeure.
          In no event shall the Property Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Property Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
ARTICLE II
THE STOCK PURCHASE CONTRACTS
Section 2.1 Issuance of Stock Purchase Contracts; Transferability; Assignment; Amendment.
          (a) Contemporaneously with the execution and delivery of this Agreement, the Company hereby issues 5,001 Stock Purchase Contracts having the terms and conditions set forth herein to the Issuer Trust (acting through the Property Trustee), which by its execution and delivery of this Agreement is entering into and agreeing to be bound by the Stock Purchase Contracts. No certificates will be issued to evidence the Stock Purchase Contracts. On each date that the Issuer Trust issues additional Normal APEX pursuant to the Underwriting Agreement, the Company shall issue additional Stock Purchase Contracts having an aggregate stated amount equal to the liquidation amount of such additional Normal APEX to the Issuer Trust. At no time will the number of Stock Purchase Contracts exceed 5,751.
          (b) To the fullest extent permitted by law, other than a transfer in connection with (i) a merger, consolidation, amalgamation or replacement of the Issuer Trust or (ii) any conveyance, transfer or lease by the Issuer Trust of its properties and assets substantially as an entirety to, and the assumption by, a successor entity pursuant to Section 9.5 of the Trust Agreement, any attempted transfer of the Stock Purchase Contracts shall be void.
          (c) To the fullest extent permitted by law, any assignment by the Issuer Trust of its rights hereunder, other than an assignment of this Agreement in connection with a merger, consolidation, amalgamation or replacement of the Issuer Trust or any conveyance, transfer or lease by the Issuer Trust of its properties and assets substantially as an entirety to, and the assumption by, a successor entity pursuant to Section 9.5 of the Trust Agreement, shall be void.
          (d) No amendment, modification or waiver of any provision of this Agreement shall be effective against either party hereto unless it is duly authorized by resolution of the Board of Directors of the Company and permitted under Section 6.1(c) of the Trust Agreement.
Section 2.2 Purchase of Preferred Stock; Payment of Purchase Price.
          (a) Each Stock Purchase Contract shall obligate the Issuer Trust (acting through the Property Trustee) to purchase, and the Company to sell, on the Stock Purchase Date at a price equal to the Stated Amount, one share of Preferred Stock, unless a Termination Event shall have occurred or the Company shall have redeemed all of the Notes prior to the Stock Purchase Date in accordance with the Indenture.
          (b) The Issuer Trust will satisfy its obligations under Section 2.2(a) to pay the purchase price in respect of the Stock Purchase Contracts out of (i) the Proceeds at maturity of the Pledged
Stock Purchase Contract Agreement

Treasury Securities and (ii) if there has been a Successful Remarketing, to the extent of the excess of the purchase price over the amount of the Proceeds at maturity of the Pledged Treasury Securities, the National City Bank Deposit; provided that in the event that a receiver has been appointed for the purpose of liquidating or winding up the affairs of National City Bank while National City Bank is holding the National City Bank Deposit, in lieu of payment of the National City Bank Deposit the Issuer Trust shall cause the Collateral Agent to assign its rights in the National City Bank Deposit to the Company on the Stock Purchase Date to the extent of such amount required in full satisfaction of the Issuer Trust’s obligation to pay the National City Bank Deposit pursuant to this clause (ii).
          (c) If there is a Failed Remarketing, the Collateral Agent for the benefit of the Company reserves all of its rights as a secured party with respect to the Pledged Notes and, subject to applicable law and Section 2.2(d), may, among other things, (i) retain such Pledged Notes or their Proceeds in full satisfaction of the Issuer Trust’s obligations under the Stock Purchase Contracts or (ii) sell such Pledged Notes in one or more public or private sales as permitted by applicable law, in order to satisfy the Issuer Trust’s obligations under Section 2.2(a) to pay the purchase price in respect of the Stock Purchase Contracts to the extent not satisfied out of the Proceeds at maturity of the Pledged Treasury Securities.
          (d) The obligations of the Issuer Trust to pay the purchase price in respect of the Stock Purchase Contracts are non-recourse obligations and are payable solely out of the Proceeds of any Collateral pledged to secure the obligations of the Issuer Trust and the assignment of the National City Bank Deposit as set forth in this Section 2.2, and in no event will the Property Trustee be liable for any deficiency between the Proceeds of the disposition of Collateral and the purchase price in respect of the Stock Purchase Contracts.
          (e) The Company shall not be obligated to cause the issuance of any share of Preferred Stock in respect of a Stock Purchase Contract or deliver any certificates therefor to the Property Trustee unless the Company shall have received payment for the share of Preferred Stock to be purchased thereunder in the manner herein set forth.
Section 2.3 Issuance of Preferred Stock.
          Unless a Termination Event shall have occurred or the Company shall have redeemed all the Notes prior to the Stock Purchase Date in accordance with the Indenture, on the Stock Purchase Date upon receipt of the aggregate purchase price payable on all Stock Purchase Contracts, the Company shall cause to be issued and deposited with the Property Trustee (or its nominee), one or more certificates representing newly issued shares of Preferred Stock registered in the name of the Property Trustee (or its nominee) as custodian for the Issuer Trust to which the Issuer Trust is entitled hereunder.
Section 2.4 Termination Event; Redemption Prior to Stock Purchase Date; Notice.
          (a) The Stock Purchase Contracts and all obligations and rights of the Company and the Issuer Trust (including the obligations and rights of the Property Trustee acting on behalf of the Issuer Trust) thereunder, including, without limitation, the right of the Issuer Trust to receive and the obligation of the Company to pay any Contract Payments (including any accrued and unpaid Contract Payments), and the rights and obligations of the Issuer Trust to purchase shares of Preferred Stock, shall immediately and automatically terminate, without the necessity of any notice or action by the Issuer Trust, the Property Trustee or the Company, if a Termination Event shall have occurred on or prior to the Stock Purchase Date.
          (b) The Stock Purchase Contracts and all obligations and rights of the Company and the Issuer Trust (including the obligations and rights of the Property Trustee acting on behalf of the Issuer Trust) thereunder, including, without limitation, the right of the Issuer Trust to receive and the obligation of
Stock Purchase Contract Agreement

the Company to pay any Contract Payments, except as provided in this Section 2.4(b), and the rights and obligations of the Issuer Trust to purchase shares of Preferred Stock, shall also terminate automatically upon the redemption of all the Notes by the Company prior to the Stock Purchase Date in accordance with the Indenture. Upon any such termination, the Company shall pay to the Issuer Trust for distribution to the Holders of the Normal APEX and the Stripped APEX all accrued and unpaid Contract Payments.
          (c) Upon the occurrence of a Termination Event or the redemption of all the Notes by the Company prior to the Stock Purchase Date in accordance with the Indenture, the Company shall promptly but in no event later than five Business Days thereafter give written notice to the Property Trustee and the Collateral Agent of such event.
Section 2.5 Charges and Taxes.
          The Company will pay all stock transfer and similar taxes attributable to the initial issuance and delivery of the shares of Preferred Stock pursuant to the Stock Purchase Contracts; provided that the Company shall not be required to pay any such tax or taxes that may be payable in respect of any issuance of a share of Preferred Stock in a name other than in the name of the Property Trustee or its nominee, as custodian for the Issuer Trust, and the Company shall not be required to issue or deliver such share certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company, in addition to any Stated Amount, the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
Section 2.6 Contract Payments.
          (a) Subject to Section 2.7, the Company shall pay, in arrears on each Payment Date, the Contract Payments payable in respect of each Stock Purchase Contract to the Property Trustee or upon its order. The Contract Payments will be payable by wire transfer to the Payment Account established under the Trust Agreement by Wilmington Trust Company, as Paying Agent, and the Property Trustee so directs. The Contract Payments will accrue from and including January 30, 2008 or from and including the most recent Payment Date on which Contract Payments have been paid or duly provided for (subject to deferral as set forth in Section 2.7) to but excluding the next succeeding Payment Date. Contract Payments will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
          (b) The Company’s obligations with respect to Contract Payments, if any, will be subordinated and junior in right of payment to the Company’s obligations under any Senior and Subordinated Debt to the extent and in the manner set forth in Sections 2.6(c) through (m).
          (c) No payment or distribution in respect of any Contract Payments shall be made by the Company unless full payment of amounts then due for principal (and premium, if any), sinking funds, and interest on Senior and Subordinated Debt of the Company has been made or duly provided for in money or money’s worth in accordance with its terms. No payment or distribution in respect of any Contract Payments shall be made by the Company if, at the time of such payment or immediately after giving effect thereto, there shall have occurred a default in payment with respect to any Senior and Subordinated Debt of the Company or in any instrument under which the same is outstanding, or an event of default with respect to any Senior and Subordinated Debt of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceedings are pending with respect to any such default.
          (d) Upon the occurrence of any default referred to in Section 2.6(c) that shall not have been cured or waived:
Stock Purchase Contract Agreement

     (i) all Senior and Subordinated Debt (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to the Property Trustee in respect of Contract Payments;
     (ii) any payment or distribution, whether in cash, securities or other property that would otherwise (but for these subordination provisions) be payable or deliverable in respect of Contract Payments shall be paid or delivered directly to the holders of Senior and Subordinated Debt in accordance with the priorities then existing among such holders until all Senior and Subordinated Debt (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full;
     (iii) after payment in full of all sums owing with respect to Senior and Subordinated Debt, the Property Trustee, together with the holders of any obligations of the Company ranking on a parity with the Contract Payments, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid Contract Payments and interest thereon and such other obligations before any payment or other distribution, whether in cash, securities or other property, shall be made on account of any capital stock of the Company or any obligations of the Company ranking junior to the Company’s obligations to make Contract Payments under the Stock Purchase Contracts and such other obligations; and
     (iv) in the event that, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by the Property Trustee or the Issuer Trust in contravention of any of the terms hereof such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred back to the transferor for distribution, or to the holders of the Senior and Subordinated Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior and Subordinated Debt remaining unpaid, to the extent necessary to pay all such Senior and Subordinated Debt in full. In the event of the failure of the Property Trustee or the Issuer Trust to endorse or assign any such payment, distribution or security, each holder of Senior and Subordinated Debt is hereby irrevocably authorized to endorse or assign the same.
          (e) For purposes of Sections 2.6(c) through (p), the words “cash, securities or other property” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in Sections 2.6(b) through (m) with respect to such Contract Payments on the Stock Purchase Contracts to the payment of all Senior and Subordinated Debt that may at the time be outstanding; provided that (i) the indebtedness or guarantee of indebtedness, as the case may be, that constitutes Senior and Subordinated Debt is assumed by the Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Senior and Subordinated Debt are not, without the consent of each such holder adversely affected thereby, altered by such reorganization or readjustment.
          (f) Any failure by the Company to make any payment on or perform any other obligation under Senior and Subordinated Debt, other than any indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of Sections 2.6(b) through (m) shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default if (i) the Company shall be disputing its obligation to make
Stock Purchase Contract Agreement

such payment or perform such obligation and (ii) either (A) no final judgment relating to such dispute shall have been issued against the Company that is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, or (B) in the event a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.
          (g) Subject to the irrevocable payment in full of all Senior and Subordinated Debt, the Property Trustee on behalf of the Issuer Trust shall be subrogated (equally and ratably with the holders of all obligations of the Company that by their express terms are subordinated to Senior and Subordinated Debt of the Company to the same extent as payment of the Contract Payments in respect of the Stock Purchase Contracts is subordinated and that are entitled to like rights of subrogation) to the rights of the holders of Senior and Subordinated Debt to receive payments or distributions of cash, securities or other property of the Company applicable to the Senior and Subordinated Debt until all such Contract Payments owing on the Stock Purchase Contracts shall be paid in full, and as between the Company, its creditors other than holders of such Senior and Subordinated Debt and the Property Trustee, no such payment or distribution made to the holders of Senior and Subordinated Debt by virtue of Sections 2.6(b) through (m) that otherwise would have been made to the Property Trustee shall be deemed to be a payment by the Company on account of such Senior and Subordinated Debt, it being understood that the provisions of Sections 2.6(b) through (m) are intended solely for the purpose of defining the relative rights of the Property Trustee, on the one hand, and the holders of Senior and Subordinated Debt, on the other hand.
          (h) Nothing contained in Sections 2.6(b) through (m) or elsewhere in this Agreement is intended to or shall impair, as among the Company, its creditors other than the holders of Senior and Subordinated Debt and the Property Trustee, the obligation of the Company, which is absolute and unconditional, to pay to the Property Trustee such Contract Payments on the Stock Purchase Contracts as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Property Trustee and creditors of the Company other than the holders of Senior and Subordinated Debt, nor shall anything herein or therein prevent the Property Trustee from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under Sections 2.6(b) through (m), of the holders of Senior and Subordinated Debt in respect of cash, securities or other property of the Company received upon the exercise of any such remedy.
          (i) Upon payment or distribution of assets of the Company referred to in Sections 2.6(b) through (m), the Property Trustee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, conservator, assignee for the benefit of creditors, liquidating trustee or other Person making any payment or distribution, delivered to the Property Trustee, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior and Subordinated Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to Sections 2.6(b) through (m); provided that the foregoing shall not be construed as creating any duty on the part of the Property Trustee.
          (j) The Property Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior and Subordinated Debt (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of Senior and Subordinated Debt or a trustee or representative on behalf of any such holder or holders. In the event that the Property Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior and Subordinated Debt to participate in any payment or distribution pursuant to Section 2.6(b) through (m), the Property Trustee may request such Person to furnish evidence to
Stock Purchase Contract Agreement

the reasonable satisfaction of the Property Trustee as to the amount of Senior and Subordinated Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under Sections 2.6(b) through (m), and, if such evidence is not furnished, the Property Trustee may defer payment to such Person pending judicial determination as to the right of such Person to receive such payment, provided that the foregoing shall not be construed as imposing any obligation or duty on the part of the Property Trustee.
          (k) Nothing contained in Sections 2.6(b) through (m) shall affect the obligations of the Company to make, or prevent the Company from making, payment of the Contract Payments, except as otherwise provided in Sections 2.6(b) through (m).
          (l) The Bank of New York Trust Company, N.A., or any successor Property Trustee, in its individual capacity shall be entitled to all the rights set forth in this Section with respect to any Senior and Subordinated Debt at the time held by it, to the same extent as any other holder of Senior and Subordinated Debt and nothing in this Agreement shall deprive The Bank of New York Trust Company, N.A., or any successor Property Trustee of any of its rights as such holder.
          (m) No right of any present or future holder of any Senior and Subordinated Debt to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.
          (n) Nothing in this Section 2.6 shall apply to claims of, or payments to, the Property Trustee under or pursuant to Section 2.7.
          (o) With respect to the holders of Senior and Subordinated Debt, (i) the Property Trustee shall not be liable to any such holders if it shall pay over or distribute to the Holders or to the Company or any other Person cash, securities or other property received by it to which any holders of Senior and Subordinated Debt shall be entitled by virtue of this Section 2.6 or otherwise; (ii) no implied covenants or obligations shall be read into this Agreement against the Property Trustee; and (iii) the Property Trustee shall owe no duties, fiduciary or otherwise, to such holders.
          (p) Nothing in this Section 2.6 shall apply to any payment or distribution, whether in cash, securities or other property, made to, or paid over or distributed by, any Paying Agent in respect of Contract Payments or otherwise. The Paying Agent shall owe no duty, fiduciary or otherwise, to any holder of Senior and Subordinated Debt and shall not be liable to any holders of Senior and Subordinated Debt if it shall pay over or distribute to the Holders or to the Company or any other Person cash, securities or other property to which any holders of Senior and Subordinated Debt shall otherwise be entitled by virtue of this Section 2.6 or otherwise; and no implied covenants or obligations shall be read into this Agreement against the Paying Agent.
Section 2.7 Deferral of Contract Payments.
          (a) The Company shall have the right (which will be exercised if so directed by the Federal Reserve), at any time prior to the Stock Purchase Date, to defer the payment of any or all of the Contract Payments otherwise payable on any Payment Date, but only if the Company shall give the Property Trustee (with a copy to the Paying Agent) written notice of its election with respect to each deferral of a Contract Payment (specifying the amount to be deferred) at least ten Business Days prior to the earlier of (i) the next succeeding Payment Date or (ii) the date the Property Trustee and the Administrative Trustees are required to give notice of any record date or Payment Date with respect to any series of APEX
Stock Purchase Contract Agreement

to the New York Stock Exchange, any other national securities exchange, automated interdealer quotation system or other applicable self regulatory organization or to the Holders, but in any event not less than one Business Day prior to such record date. Any Contract Payments so deferred shall, to the extent permitted by law, accrue interest thereon at the rate originally applicable to the Notes (calculated on the same basis as originally applicable to the Notes), compounding on each succeeding Payment Date, until paid in full (such deferred installments of Contract Payments, if any, together with the additional Contract Payments, if any, accrued thereon, being referred to herein as the “Deferred Contract Payments”). Deferred Contract Payments, if any, shall be due on the next succeeding Payment Date except to the extent that payment is deferred pursuant to this Section 2.7, except as provided under Section 1.9. No Contract Payments may be deferred to a date that is after the Stock Purchase Date and no such deferral period may end other than on a Payment Date, except as provided under Section 1.9. If the Stock Purchase Contracts are terminated upon the occurrence of a Termination Event or the redemption of all the Notes by the Company prior to the Stock Purchase Date in accordance with the Indenture, the Issuer Trust’s right to receive any Contract Payments and any Deferred Contract Payments will terminate.
          (b) In the event that the Company elects to defer the payment of Contract Payments until a Payment Date prior to the Stock Purchase Date, then all Deferred Contract Payments, if any, shall be payable to the Property Trustee on behalf of the Issuer Trust on such Payment Date, except as provided under Section 1.9.
          (c) In the event that the Company elects to defer the payment of Contract Payments on the Stock Purchase Contracts and such deferral is continuing on the Stock Purchase Date, the Property Trustee on behalf of the Issuer Trust will receive on the Stock Purchase Date in lieu of a cash payment, in addition to the shares of Preferred Stock to be issued pursuant to Section 2.3, Additional Subordinated Notes that will (i) have a principal amount equal to the aggregate amount of Deferred Contract Payments at the Stock Purchase Date, (ii) mature on the later of December 10, 2016 and five years after the first Payment Date on which any of such Deferred Contract Payments was payable, (iii) bear interest at the rate per annum equal to the originally applicable rate of interest on the Notes (subject to deferral on the same basis as the Notes; provided that the reference in clause (i)(2) of Section 2.7(d) to the beginning of the deferral period shall be deemed to refer to the beginning of the deferral period with respect to the Notes), (iv) be subordinate and rank junior in right of payment to all of the Company’s Senior and Subordinated Debt on the same basis as the Contract Payments and (v) be redeemable at the option of the Company at any time or from time to time prior to their stated maturity at a redemption price equal to the principal amount thereof plus any accrued and unpaid interest to the date of redemption; provided that the Company shall register such Additional Subordinated Notes under the Securities Act prior to the delivery thereof to the Property Trustee unless they may be so delivered pursuant to an exemption or exception from registration thereunder.
          (d) In the event the Company exercises its option to defer the payment of Contract Payments then, until the earlier of (x) the Termination Date or (y) the date on which the Company shall have either paid all Deferred Contract Payments to the Property Trustee in cash or repaid all amounts outstanding on the Additional Subordinated Notes, the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock, including Preferred Stock; (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Parity Securities or any debt securities of the Company that rank junior to the Notes; or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company that by its terms ranks junior in interest to the Company’s guarantee related to the APEX other than, in each case:
     (i) dividends or distributions in shares of Common Stock;
Stock Purchase Contract Agreement

     (ii) any declaration of a dividend in connection with the implementation of a rights plan or the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto;
     (iii) payments under the Company’s guarantee related to the APEX;
     (iv) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefit plans for its directors, officers or employees;
     (v) any payment of current or deferred interest on Parity Securities (including the Additional Subordinated Notes and the Notes) that is made pro rata to the amounts due on such Parity Securities Securities (including the Additional Subordinated Notes and the Notes) and the amount of the Deferred Contract Payments, and any payments of principal of or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or
     (vi) payments of interest on Parity Securities (including the Additional Subordinated Notes and the Notes) in additional Parity Securities and any repurchase of Parity Securities (including the Notes) in exchange for preferred stock (including the Preferred Stock), in each case in connection with a Failed Remarketing or similar event).
ARTICLE III
REMEDIES
Section 3.1 Unconditional Right of the Property Trustee to Receive Contract Payments and to Purchase Shares of Preferred Stock; Direct Action by Holders of Normal APEX or Stripped APEX.
          The Property Trustee on behalf of the Issuer Trust shall have the right, which is absolute and unconditional, (i) subject to Article II, to receive each Contract Payment with respect to each Stock Purchase Contract on the respective Payment Date and (ii) except upon and following a Termination Event or the redemption of all the Notes by the Company prior to the Stock Purchase Date in accordance with the Indenture, to purchase one share of Preferred Stock pursuant to such Stock Purchase Contract and, in each such case, to institute suit for the enforcement of any such right to receive Contract Payments and the right to purchase such share of Preferred Stock, and such rights shall not be impaired without its consent. Up to and including the Stock Purchase Date, or the earlier termination of the Stock Purchase Contracts, any Holder shall have the right, upon default in the payment of any Contract Payment with respect to any Stock Purchase Contract on the respective Payment Date (subject to Article II), to institute a suit directly against the Company for enforcement of payment to such Holder of Contract Payments on Stock Purchase Contracts (or interests therein) having a stated amount equal to the aggregate Liquidation Amount (as defined in the Trust Agreement) of the APEX held by such Holder.
Section 3.2 Restoration of Rights and Remedies.
          If the Property Trustee on behalf of the Issuer Trust has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Issuer Trust, then and in every such case, subject to any determination in such proceeding, the Company and the Issuer Trust shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Property Trustee on behalf of the Issuer Trust shall continue as though no such proceeding had been instituted.
Stock Purchase Contract Agreement

Section 3.3 Rights and Remedies Cumulative.
          No right or remedy herein conferred upon or reserved to the Property Trustee on behalf of the Issuer Trust is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every right and remedy given by this Article III or by law to the Property Trustee may be exercised from time to time, and as often as may be deemed expedient, by the Property Trustee.
Section 3.4 Waiver of Stay or Extension Laws.
          The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Property Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE IV
CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE
Section 4.1 Covenant Not to Consolidate, Merge, Convey, Transfer or Lease Property Except under Certain Conditions.
          The Company covenants that it will not consolidate with, convert into, or merge with and into, any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any Person or entity, unless:
          (a) the successor shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation shall expressly assume all the obligations of the Company under the Stock Purchase Contracts, this Agreement, the Collateral Agreement, the Trust Agreement, the Indenture, the Guarantee Agreement and the Remarketing Agreement by one or more supplemental agreements in form reasonably satisfactory to the Property Trustee, executed and delivered to the Property Trustee by such corporation;
          (b) such successor corporation shall not, immediately after such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance, be in default of payment obligations under the Stock Purchase Contracts, this Agreement, the Collateral Agreement, the Trust Agreement or the Remarketing Agreement or in material default in the performance of any other covenants under any of the foregoing agreements; and
          (c) the successor entity shall have reserved sufficient authorized and unissued shares of preferred stock having substantially the same terms and conditions as the Preferred Stock such that the Issuer Trust will receive, on the Stock Purchase Date, shares of preferred stock having substantially the same rights as the Preferred Stock that the Issuer Trust would have received had such merger, consolidation or other transaction not occurred.
Stock Purchase Contract Agreement

Section 4.2 Rights and Duties of Successor Corporation.
          In case of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance and upon any such assumption by a successor corporation in accordance with Section 4.1, such successor entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company.
Section 4.3 Officers’ Certificate and Opinion of Counsel Given to Property Trustee.
          The Property Trustee shall receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance, and any such assumption, complies with the provisions of this Article IV and that all conditions precedent to the consummation of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance have been met.
ARTICLE V
COVENANTS
Section 5.1 Performance under Stock Purchase Contracts.
          The Company covenants and agrees for the benefit of the Issuer Trust that it will duly and punctually perform its obligations under the Stock Purchase Contracts in accordance with the terms of the Stock Purchase Contracts and this Agreement.
Section 5.2 Company to Reserve Preferred Stock.
          The Company shall at all times prior to the Stock Purchase Date reserve and keep available, free from preemptive rights, out of its authorized but unissued Preferred Stock the full number of shares of Preferred Stock issuable against tender of payment for such shares of Preferred Stock in respect of all Stock Purchase Contracts.
Section 5.3 Covenants as to Preferred Stock.
          The Company covenants that all shares of Preferred Stock that may be issued against tender of payment for such shares of Preferred Stock in respect of any Stock Purchase Contract will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.
Section 5.4 Statements of Officers of the Company as to Default.
          The Company will deliver to the Property Trustee, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officers’ Certificate, stating whether or not to the knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions hereof, and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.
* * * *
          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Stock Purchase Contract Agreement

          In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

National City Corporation

By:	/s/ Thomas A. Richlovsky

Name: Thomas A. Richlovsky
Title: Senior Vice President and Treasurer

National City Preferred Capital Trust I

By:	The Bank of New York Trust Company, N.A., not in its individual capacity but solely as Property Trustee

	By:	/s/ L. Garcia
Name: L. Garcia
Title: Vice President
Stock Purchase Contract Agreement